                                                             EXHIBIT 99.10


                                 CONSENT

                                    OF

                       CS FIRST BOSTON CORPORATION

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Members of the Board:

  We hereby consent to the inclusion of (i) our opinion letter to the Board of Directors of Wells Fargo & Company ("Wells Fargo") as Appendix E to the joint Proxy Statement/Prospectus of Wells Fargo and First Interstate Bancorp ("First Interstate") relating to the proposed merger transaction involving Wells Fargo and First Interstate, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "SUMMARY-- Opinions of Wells Fargo Financial Advisors," "THE MERGER--Background of the Merger," "THE MERGER--Reasons of Wells Fargo for the Merger; Recommendation of the Wells Fargo Board of Directors" and "THE MERGER--Opinions of Wells Fargo Financial Advisors--Opinion of CS First Boston." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          /s/ CS First Boston Corporation

                                          By:
                                             ----------------------------------

                                            CS FIRST BOSTON CORPORATION

February 27, 1996